Tango Therapeutics Reports First Quarter 2024 Financial Results

and Provides Business Highlights

– Dose expansion initiated in TNG908 phase 1/2 clinical trial –

– Dose expansion expected to initiate in TNG462 phase 1/2 clinical trial in 2Q 2024 –

– Clinical data expected in 2H 2024 from PRMT5 program –

– Dose escalation ongoing in TNG260 and TNG348 clinical-stage precision oncology programs –

– Strong cash position of $344 million as of March 31, 2024; cash runway into late 2026 expected to fund all clinical programs through proof-of-concept –

BOSTON, Mass. – May 8, 2024 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a clinical-stage biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the first quarter ended March 31, 2024, and provided business highlights.

“We are progressing both TNG908 and TNG462 into dose expansion in order to accelerate our clinical development. We look forward to sharing a comprehensive clinical data update on our PRMT5 program in the second half of this year,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics. “We continue to make substantial progress across our other programs as enrollment and dose escalation are continuing in the phase 1/2 clinical trials of TNG260 and TNG348. Finally, we welcomed the newest member of our leadership team, Julie Carretero, as Chief Human Resources Officer. She will play an instrumental role in growing the company while maintaining our culture at a pivotal time for the company."

Recent Business Highlights

Pipeline Update

TNG908, a blood-brain barrier penetrant, MTA-cooperative PRMT5 inhibitor

•
Expansion cohorts have been opened in MTAP-deleted solid tumors in glioblastoma (GBM), non-small cell lung and pancreatic cancers at 600 mg BID in the TNG908 phase 1/2 clinical trial.
•
MTAP deletions occur in approximately 10%-15% of all human cancers, including 40% of GBM.

TNG462, a potentially best-in-class MTA-cooperative PRMT5 inhibitor

•
Dose expansion is expected to initiate in the TNG462 phase 1/2 clinical trial in 2Q 2024.
•
The safety, tolerability and pharmacokinetic profiles of TNG462 remain favorable with increasing doses.

TNG260, a first-in-class, highly selective CoREST complex inhibitor

•
Dose escalation is ongoing in the TNG260 phase 1/2 clinical trial evaluating the safety, pharmacokinetics, pharmacodynamics and efficacy of TNG260 in combination with pembrolizumab in patients with locally advanced or metastatic solid tumors with an STK11 loss-of-function mutation. To date, safety, tolerability and pharmacokinetic profiles remain favorable.
•
STK11 mutations occur in approximately 15% of NSCLC, 15% of cervical, 10% of carcinoma of unknown primary, 5% of breast and 3% of pancreatic cancers.

TNG348, a novel USP1 inhibitor

•
Single agent dose escalation is ongoing in the TNG348 phase 1/2 clinical trial evaluating the safety, pharmacokinetics, pharmacodynamics and efficacy of TNG348 as a single agent and in combination with olaparib, a PARP inhibitor, in patients with BRCA1/2-mutant and other HRD+ (homologous recombination deficient) cancers.
•
Early clinical data support switch to once-a-day dosing.
•
Single agent dose escalation pharmacokinetic, pharmacodynamic, safety and tolerability data are favorable and support the opening of the combination cohort with olaparib in 2Q 2024.
•
HRD+ cancers, including BRCA1/2 mutations, represent up to 50% of ovarian cancers, 25% of breast cancers, 10% of prostate cancers and 5% of pancreatic cancers.

Upcoming Milestones

•
Dose expansion in the TNG462 phase 1/2 clinical trial is expected to initiate in 2Q 2024.
•
A comprehensive update of the PRMT5 program, including clinical data from the ongoing phase 1/2 clinical trials of TNG908 and TNG462, is expected in 2H 2024.

Scientific Publications

•
“Discovery of TNG908: A Selective, Brain Penetrant, MTA-Cooperative PRMT5 Inhibitor That Is Synthetically Lethal with MTAP-Deleted Cancers,” was published in March in the Journal of Medicinal Chemistry.

Leadership Update

•
Julie Carretero joined as Chief Human Resources Officer in March. Ms. Carretero brings over 25 years of biopharmaceutical and human resources experience to this newly created role. Most recently, Ms. Carretero served as Chief People Officer at Evelo Biosciences where she oversaw growth from a clinical to a commercial-stage company. Previously she held senior human resources roles at multiple companies, including FXI, Matter Communications and Novartis.

Financial Results

As of March 31, 2024, the Company held $343.6 million in cash, cash equivalents and marketable securities, which the Company expects to be sufficient to fund operations into late 2026.

Collaboration revenue was $6.5 million for the three months ended March 31, 2024, compared to $5.8 million for the same period in 2023. Research costs incurred under the collaboration were similar during each of the three-month periods presented which resulted in similar collaboration revenue amounts recognized.

Research and development expenses were $38.1 million for the three months ended March 31, 2024, compared to $28.0 million for the same period in 2023. The change is due to increased spend relating to the advancement of our clinical programs and personnel-related costs to support our research and development activities.

General and administrative expenses were $10.7 million for the three months ended March 31, 2024, compared to $8.0 million for the same period in 2023. The change was primarily due to increases in personnel-related costs.

Net loss for the three months ended March 31, 2024 was $37.9 million, or $0.35 per share, compared to a net loss of $28.0 million, or $0.32 per share, in the same period in 2023.

About Tango Therapeutics

Tango Therapeutics is a clinical-stage biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance and goals, the anticipated benefits of therapies and combination therapies (that include a Tango pipeline product), as well as the expectations, beliefs and development objectives for Tango’s product pipeline and clinical trials. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “designed,” “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, implicit or explicit statements concerning the following include or constitute forward-looking statements: dose expansion expected to initiate in TNG462 phase 1/2 clinical trial in 2Q 2024; clinical data expected in 2H 2024 from PRMT5 program; Company expects cash runway into late 2026 and this cash runway is expected to fund all clinical programs through proof-of-concept; the Company is progressing both TNG908 and TNG462 into dose expansion in order to accelerate clinical development; Company expects to share a comprehensive clinical data update on our PRMT5 program in the second half of this year; Company continues to make substantial progress across other programs as enrollment and dose escalation are continuing in the phase 1/2 clinical trials of TNG260 and TNG348; early clinical data for TNG348 support switch to once-a-day dosing; single agent dose escalation pharmacokinetic, pharmacodynamic, safety and tolerability data for TNG348 support opening of combination with olaparib in Q2 2024; a comprehensive update of the PRMT5 program, including clinical data from ongoing phase 1/2 clinical trials of TNG908 and TNG462, is expected in 2H 2024; Tango is committed to discovering and delivering the next generation of precision cancer medicines; and the expected timing of: (i) development candidate declaration for certain targets; (ii) initiating IND-enabling studies; (iii) filing INDs; (iv) clinical trial initiation, dose escalation and dose expansion and (v) disclosing initial, interim, additional and final clinical trial results; and the expected benefits of the Company's development candidates and other product candidates. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: benefits of product candidates seen in preclinical tests and analyses may not be evident when tested in later preclinical studies or in clinical trials or when used in broader patient populations (if approved for commercial sale); Tango has limited experience conducting clinical trials (and will rely on a third party to operate its clinical trials) and may not be able to commence the clinical trial (including opening clinical trial sites, dosing the first patient, and continued enrollment and dosing of an adequate number of clinical trial participants) when expected, may not be able to continue dosing, initiate dose escalation and/or dose expansion on anticipated timelines, and may not generate results (including final, initial or additional safety, efficacy data and proof-of-mechanism and proof-of-concept) in the anticipated timeframe (or at all); Tango’s pipeline products may not be safe and/or effective in humans; Tango has a limited operating history and has not generated any revenue to date from product sales, and may never become profitable; other companies may be able to identify and develop product candidates more quickly than the Company and commercially introduce the product prior to the Company; the Company’s proprietary discovery platform is novel and may not identify any synthetic lethal targets for future development; the Company may not be able to identify development candidates on the schedule it anticipates due to technical, financial or other reasons; the Company may not be able to file INDs for development candidates on time, or at all, due to technical or financial reasons or otherwise; the Company may utilize cash resources more quickly than anticipated; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts (which may delay filing of INDs, dosing patients, initiation of dose expansion, reporting clinical trial results and filing new drug applications); Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; the Company may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; the Company may not be able to realize the benefits of ODD or Fast Track designation (and such designations may not advance any anticipated approval timelines); Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; the Company’s product candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; our dependence on one or a limited number third parties for conducting clinical trials and producing drug substance and drug product (including drug substance, which is currently sole sourced); government regulation may negatively impact the Company’s business, including the potential approval of the BIOSECURE Act; and our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as supplemented and/or modified by its most recent Quarterly

Report on Form 10-Q. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin/Andrew Vulis
Argot Partners
tango@argotpartners.com

Media Contact:

Amanda Brown Galgay
SVP, Corporate Communications, Tango Therapeutics
media@tangotx.com

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Collaboration revenue	$6,471	$5,766
Operating expenses:
Research and development	38,065	28,039
General and administrative	10,661	8,013
Total operating expenses	48,726	36,052
Loss from operations	(42,255)	(30,286)
Other income, net	4,381	2,278
Loss before income taxes	(37,874)	(28,008)
Provision for income taxes	(40)	—
Net loss	$(37,914)	$(28,008)

Net loss per common share – basic and diluted	$(0.35)	$(0.32)
Weighted average number of common shares outstanding – basic and diluted	108,171,463	88,193,917

Consolidated Balance Sheets

(In thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$61,163	$66,385
Marketable securities	282,436	270,500
Restricted cash	—	856
Prepaid expenses and other current assets	8,437	8,797
Total current assets	352,036	346,538
Property and equipment, net	9,522	9,908
Operating lease right-of-use assets	42,086	43,508
Restricted cash, net of current portion	2,567	2,567
Other assets	11	46
Total assets	$406,222	$402,567
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,898	$2,785
Accrued expenses and other current liabilities	13,755	15,401
Operating lease liabilities	2,066	2,082
Deferred revenue	23,070	25,670
Total current liabilities	42,789	45,938
Operating lease liabilities, net of current portion	36,169	36,838
Deferred revenue, net of current portion	62,812	66,683
Total liabilities	141,770	149,459
Total stockholders’ equity	264,452	253,108
Total liabilities and stockholders’ equity	$406,222	$402,567